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                                                                  Exhibit (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase dated May 14, 2001 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any applicable law. If Purchaser becomes aware of any applicable law prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such law or seek to have such law declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Merrill Lynch & Co., as Dealer Manager (as defined below), or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
16,730,502 SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
OF
BARRETT RESOURCES CORPORATION
AT
$73.00 NET PER SHARE
BY
RESOURCES ACQUISITION CORP.,
A WHOLLY OWNED SUBSIDIARY OF
THE WILLIAMS COMPANIES, INC.

Resources Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Williams Companies, Inc., a Delaware corporation ("Williams"), is offering to purchase 16,730,502 shares of common stock, par value $0.01 per share (including the associated Barrett Resources Rights (as defined in the Offer to Purchase), the "Shares"), of Barrett Resources Corporation, a Delaware corporation (the "Company"), at a purchase price of $73.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 14, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to EquiServe Trust Company, N.A. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Depositary, Merrill Lynch & Co., which is acting as the dealer manager (the "Dealer Manager"), and Georgeson Shareholder Communications, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, Purchaser intends to effect the Merger described below.

THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JUNE 11, 2001, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AT LEAST 16,730,502 SHARES (THE "MINIMUM CONDITION"); AND (2) THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14 OF THE OFFER TO PURCHASE.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 7, 2001 (the "Merger Agreement"), by and among Williams, Purchaser and the Company, pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, including approval of the Merger by a majority of the outstanding Shares of the Company, either: (i) the Company will be merged with and into Purchaser with Purchaser continuing as the surviving corporation (the "Forward Merger"), with such Forward Merger to occur in the event that Williams

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receives a written opinion from its tax counsel that the Offer and the Forward
Merger would be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Tax Opinion"); or
(ii) in the event that Williams is unable to obtain the Tax Opinion, Purchaser (or another direct or indirect wholly owned subsidiary of Williams) may be merged with and into the Company with the Company continuing as the surviving corporation (the "Reverse Merger" and, together with the Forward Merger, the "Merger"). The Offer is the first step of a two-step transaction, as contemplated by the Merger Agreement, the purpose of which is to acquire control of the Company.

At the effective time of the Merger (the "Effective Time") each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by the Company, Williams, Purchaser or any other subsidiary of Williams) will be converted into the right to receive 1.767 shares of common stock, par value $1.00, of Williams (together with the associated Williams Rights (as defined in the Offer to Purchase), the "Williams Common Stock"). The Merger Agreement is more fully described in the Offer to Purchase.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE THE MERGER AT THE TIME OF THE COMPANY'S STOCKHOLDER MEETING. IF THE OFFER AND THE MERGER ARE COMPLETED, PURCHASER WILL PURCHASE 16,730,502 SHARES IN THE OFFER AT A PRICE OF $73.00 PER SHARE AND HOLDERS OF THE REMAINING SHARES (INCLUDING ANY SHARES RETURNED TO TENDERING STOCKHOLDERS AS A RESULT OF PRORATION) WILL RECEIVE 1.767 SHARES OF WILLIAMS COMMON STOCK FOR EACH SHARE IN THE MERGER.

In the event that more than 16,730,502 Shares are validly tendered and not withdrawn as of the Expiration Date of the Offer, Purchaser will accept for payment and pay for only 16,730,502 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder. As a result of proration, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described under Section 3 of the Offer to Purchase), the Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least five New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known.

The term "Expiration Date" shall mean 12:00 Midnight, eastern time, on Monday, June 11, 2001, unless and until Purchaser (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 a.m., eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Purchaser shall not provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

If Purchaser extends the time during which the Offer is open, or if Purchaser is delayed in its acceptance for payment of or payment for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on Purchaser's behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase. However, Purchaser's ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i)
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the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after July 13, 2001, unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

The receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, a stockholder that receives cash in exchange for all of its Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder has held the Shares for more than one year at the time of sale. A stockholder that exchanges all of its Shares for Williams Common Stock pursuant to the Forward Merger will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Williams Common Stock. A stockholder that exchanges some of its Shares for cash pursuant to the Offer and exchanges the rest of its Shares for Williams Common Stock pursuant to the Forward Merger will recognize gain (but not loss) equal to the lesser of (i) the amount of cash received pursuant to the Offer and (ii) an amount equal to the excess, if any, of (a) the sum of the amount of cash received pursuant to the Offer and the fair market value of the Williams Common Stock received pursuant to the Forward Merger over (b) the stockholder's tax basis in its Shares. In the event of a Reverse Merger, a stockholder would recognize all of its gain or loss on the disposition of Shares pursuant to the Offer as well as the Reverse Merger. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of any state, local and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at Purchaser's expense. Neither Williams nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
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New York, New York 10004
BANKS AND BROKERS CALL COLLECT: (212) 440-9800
ALL OTHERS CALL TOLL FREE: (800) 223-2064

The Dealer Manager for the Offer is:

Merrill Lynch & Co.
Four World Financial Center
New York, New York 10080
Call Collect: (212) 236-3790
 .
May 14, 2001